Exhibit 10.3

December 11, 2020

Rick Van Nieuwenhuyse
Contango ORE, Inc.
3700 Buffalo Speedway, Ste. 925
Houston, TX 77098

Dear Rick:

This letter is intended to amend the terms of Contango ORE, Inc.’s offer letter to you dated December 31, 2019 (the “Original Offer Letter”).

As we have discussed, in lieu of establishing a new Long Term Incentive Plan, the Company will grant to you discretionary awards of restricted stock and stock options pursuant to the existing Contango ORE, Inc. Second Amended and Restated 2010 Equity Compensation Plan, to reward long-term performance by you and the Company.

Except as explicitly amended by this letter, the Original Offer Letter shall continue in full force and effect in accordance with its terms. As amended by this letter, the Original Offer Letter contains the entire agreement of the parties with respect to its subject matter and supersedes all previously existing agreements and all other oral, written or other communications, negotiations and representations between them concerning its subject matter. This letter agreement shall not be modified in any way except by a writing subscribed to by both parties.

Agreed and accepted:
Sincerely,

/s/ Brad Juneau	/s/ Rick Van Nieuwenhuyse
Brad Juneau	Rick Van Nieuwenhuyse
Executive Chairman	President and Chief Executive Officer